UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

to

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): December 30, 2014 (December 29, 2014)

RCS Capital Corporation

(Exact Name of Registrant as Specified in Charter)

Delaware	001-35924	38-3894716
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

405 Park Avenue, 14th Floor New York, New York 10022
(Address, including zip code, of Principal Executive Offices) Registrant’s telephone number, including area code: (866) 904-2988

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Compensatory Arrangements of Certain Officers.

Company Simplifies Governance Structure and Increases Board Independence

On December 29, 2014, the board of directors of RCS Capital Corporation (the “Company”) implemented certain changes to the composition of its board of directors to simplify the Company’s governance structure, increase the proportion of independent members of the board of directors, reduce complexity and minimize perceived conflicts of interest among related parties.

Resignation of Nicholas S. Schorsch as Executive Chairman of the Board of Directors and William M. Kahane as Director

Nicholas S. Schorsch resigned as a member of the board of directors, Executive Chairman of the board of directors and member of the executive committee of the board of directors, effective December 29, 2014. William M. Kahane resigned as a member of the board of directors and member of the executive committee of the board of directors, effective December 29, 2014. Mr. Schorsch’s and Mr. Kahane’s resignations did not result from a disagreement with the Company and therefore disclosure under Item 5.02(a) of Form 8-K is not required.

Appointment of Mark Auerbach as Non-Executive Chairman of the Board of Directors

On December 29, 2014, the board of directors appointed Mark Auerbach, currently the Lead Independent Director of the Company, to serve as the Company’s Non-Executive Chairman of the board of directors.

Resignation of Peter M. Budko as Chief Investment Officer

In addition, Peter M. Budko resigned as Chief Investment Officer of the Company. Mr. Budko’s resignation did not result from a disagreement with the Company and therefore disclosure under Item 5.02(a) of Form 8-K is not required. Mr. Budko will continue to serve in his capacity as a member of the board of directors and a member of the executive committee of the board of directors.

Item 8.01. Other Events

On December 30, 2014, the Company issued a press release with respect to the events disclosed in Item 5.02. A copy of the press release is attached to this Current Report on Form 8-K as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description
99.1	Press Release, dated December 30, 2014, issued by the Company.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

RCS Capital Corporation

Date:	December 30, 2014	By:	/s/ EDWARD M. WEIL, JR.
Edward M. Weil, Jr.
Chief Executive Officer and Director